Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in Highlands Bankshares, Inc. Registration Statement No. 333-83618 on Form S-3 of our report dated March 31, 2014, except for Note 25, as to which the date is April 4, 2014, related to the consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013.  Such report is included in the Highlands Bankshares, Inc. and Subsidiary 2013 Annual Report to Stockholders, which is filed as exhibit 13.1 to Form 10-K/A for the year ended December 31, 2013.

                      CERTIFIED PUBLIC ACCOUNTANTS

Blacksburg, Virginia
April 4, 2014